Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR

MAY 2008

RONKONKOMA, N.Y. — June 10, 2008 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary unaudited net sales results for the month of  May 2008 by segment:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF MAY

($ In Millions)

	2008	2007	% Change

Wholesale / US Nutrition	$96	$76	27%

North American Retail	$18	$19	–7%

European Retail	$51	$53	–4%

Direct Response / E-Commerce	$19	$17	9%

Total	$184	$166	11%

European Retail net sales in local currency decreased 3% for May 2008.  North American Retail same store sales decreased 4% in May 2008.

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS APRIL AND MAY

($ In Millions)

	2008	2007	% Change

Wholesale / US Nutrition	$201	$158	27%

North American Retail	$35	$37	–7%

European Retail	$100	$102	–2%

Direct Response / E-Commerce	$37	$31	19%

Total	$373	$329	13%

European Retail net sales in local currency decreased 1% for the two month period of April and May 2008.  North American Retail same store sales decreased 4% for the two month period of April and May 2008.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com) and Ester-C® (www.Ester-C.com) brands.